Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Ken F. Parsons
Chairman,
Chief Executive Officer
360.459.1100

First Community Financial Group Reports Record Quarterly Earnings

Olympia, Wash., May 1, 2003 — First Community Financial Group, Inc. (“FCFG” or “the Company”), parent company of First Community Bank of Washington (www.fcbonline.com) today announced record earnings for the quarter ended March 31, 2003 of $1,782,000.  This is an increase of $403,000, or 29% over the quarter ended March 31, 2002. Earnings per diluted share amounted to $0.39 for the quarter ended March 31, 2003, up 26% from the $0.31 reported in the first quarter of 2002.  The Company previously reported record annual earnings for the year 2002 of $6,212,000, an increase of 40% over the previous year.

“Our acquisition of Harbor Bank in Pierce County in the fourth quarter of 2002 provided us with significant growth in assets year over year, along with an excellent opportunity for increased earnings” said Ken F. Parsons, Sr., Chairman.  “Although growth in the first quarter of 2003 has been flat compared to our December 31, 2002 numbers, we are very pleased that earnings continue to accelerate,” added Parsons.

For Q1 2003, return on average equity increased to 15.79%, compared to 14.05% for the comparable period in 2002.  Return on average assets also increased to 1.52% for the period, compared to 1.50% for the first quarter in 2002.

“We are very pleased to report record earnings in a quarter where we have spent significant dollars on a branding initiative which we believe will provide a clear strategic advantage for the company and long-term value for the shareholders” said Jon M. Jones, President of First Community Bank.  “We are very excited about the direction we are headed”, added Jones.

Total assets increased $92,770,000, or 25% to $464,921,000 at March 31, 2003 from the March 31, 2002 total of $372,151,000 and were down $9,529,000 from the December 31, 2002 total of $474,450,000.  Net loans (loans receivable less allowance for loan losses and excluding loans held for sale) increased $67,520,000, or 24% to $350,755,000 at March 31, 2003 from $283,325,000 at March 31, 2002 but were down $3,430,000, or 1%from the December 31, 2002 total of $354,185,000.  Deposits increased $62,494,000, or 20%, at March 31, 2003 from March 31, 2002 although deposits dropped $11,392,000, or 3%, from December 31, 2002.

Net interest income for the first quarter of 2003 increased 27%, or $1,398,000 over the first quarter of 2002.  Continued low interest rates have continued to significantly reduce the cost of funds as time deposits mature and are reissued at much lower market rates.  The rate environment impacts the rate of return on loans and investments as well, but it has been less significant in total dollars.  The Company’s small loan product has also had a positive impact on the growth in net interest income.

Interest income for the three months ended March 31, 2003 increased $1,300,000, or 19%, from the same period of the prior year.  While the average rate has been decreasing, the additional volume from the Harbor Bank acquisition has provided additional interest income.  Interest expense for the same period decreased $98,000, or 6%.

Interest expense  reductions were realized despite additional volumes of interest bearing liabilities, including those from the Harbor Bank acquisition as well as expenses related to the issuance of Trust Preferred securities in the third quarter of 2002.

Non-interest income for the quarter ended March 31, 2003 was $2,566,000, an increase of $750,000, or 41% over the same period in 2002.  Additional relationships from our expansion into Pierce County have increased service charge income while low rates and market expansion continued to fuel growth in mortgage origination fees.  Non-interest expense for the first quarter of 2003 increased by $1,571,000 to $5,980,000 reflecting the additional locations and staff related to the Harbor Bank acquisition and additional costs associated with the higher mortgage volume.  The increase in non-interest expense was also due to continued investment in the company’s branding initiative.

The Company’s capital position also continues to grow stronger, increasing $1,132,000 to $45,341,000 during the first quarter of 2003 after payment of dividends totaling $0.05 per share, or $220,000.  Options being exercised contributed $778,000 worth of capital while the stock repurchase program accounted for 69,572 shares being repurchased and retired which reduced capital by $1,175,000.  These share repurchases represent approximately 1.6% of the previously outstanding shares.

First Community Financial Group, Inc., through its wholly owned subsidiary, First Community Bank of Washington, has 21 offices in four western Washington counties and offers a full spectrum of financial services including commercial, construction, residential and consumer lending, deposit products and other banking services. The bank provides a broad range of investment services through its subsidiary FCB Financial Services, Inc. Further information about the bank may be found on the Internet at www.fcbonline.com.

Note Regarding Forward-Looking Information

This news release may contain statements that are not historical in nature, including the discussions of the adequacy of the Company’s capital resources and allowance for credit losses, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PLSRA”).  Forward-looking statements are subject to the risks and uncertainties that may cause actual future results to differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release.  FCFG does not undertake any obligation to publicly release any revisions to forward-looking statements contained in this release, with respect to events or circumstances after the date of this release, or to reflect the occurrence of unanticipated events.  Such risks and uncertainties with respect to the Company include those related to the economic environment, particularly in the region in which the Company operates, competitive products and pricing, fiscal and monetary policies of the federal government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management and asset/liability management, the financial and securities markets, and the availability of and costs associated with sources of liquidity.

FIRST COMMUNITY FINANCIAL GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands, except per share amounts; unaudited)

	March 31	December 31	March 31
	2003	2002	2002

Assets
Cash and due from banks	$22,572	$30,965	$29,598
Interest bearing deposits in banks	66	76	63
Federal funds sold	7,500	7,000	0
Securities available for sale	32,435	33,622	19,425
Securities held to maturity	505	505	505
FHLB Stock	1,109	877	2,016
Loans held for sale	10,162	7,432	4,871

Loans	358,971	362,132	287,631
Allowance for credit losses	8,216	7,947	4,396
Net loans	350,755	354,185	283,235

Premises and equipment	11,137	11,141	10,166
Foreclosed real estate	4,785	4,899	5,111
Accrued interest receivable	1,930	1,884	1,530
Cash value of life insurance	8,966	8,863	8,450
Intangible assets	11,680	11,708	6,268
Other assets	1,319	1,293	913

Total assets	$464,921	$474,450	$372,151

Liabilities
Deposits:
Demand	$75,598	$82,267	$53,162
Savings and interest bearing demand	161,052	156,031	133,708
Time deposits	136,165	145,909	123,451
Total deposits	372,815	384,207	310,321

Federal funds purchased	0	0	9,200
Short term borrowing	17,607	16,547	8,142
Long term debt	23,000	24,000	550
Accrued interest payable	292	315	248
Other liabilities	5,866	5,172	3,957
Total liabilities	419,580	430,241	332,418

Stockholders’ Equity
Common stock, (no par value); 10,000,000 shares authorized, shares issued: 2003 - 4,392,798; December 2002 - 4,389,236; March 2002 - 4,376,994	28,033	28,430	28,613

Retained earnings	16,808	15,246	11,072
Accumulated other comprehensive income	500	533	48
Total stockholders’ equity	45,341	44,209	39,733

Total liabilities and stockholders’ equity	$464,921	$474,450	$372,151

FIRST COMMUNITY FINANCIAL GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts; unaudited)

	Three months ended
	March 31
	2003	2002

Interest income
Loans	$7,883	$6,629
Federal funds sold and deposits in banks	2	2
Investments	351	305
Total interest income	8,236	6,936
Interest Expense
Deposits	1,260	1,645
Other	358	71
Total interest expense	1,618	1,716
Net interest income	6,618	5,220
Provision for credit losses	577	621
Net interest income after provision for credit losses	6,041	4,599
Non-interest income
Service charges on deposit accounts	920	723
Origination fees on mortgage loans sold	858	557
Other operating income	788	536
Total non-interest income	2,566	1,816
Non-interest expense
Salaries and employee benefits	3,146	2,265
Occupancy and equipment	803	642
Other expense	2,031	1,502
Total non-interest expense	5,980	4,409
Operating income before income taxes	2,627	2,006
Income Taxes	845	627

Net income	$1,782	$1,379

Other comprehensive income, net of tax:
Unrealized holding gains (losses) on securities arising during the period	(33)	(264)

Comprehensive Income	$1,749	$1,115

Earnings Per Share Data
Basic earnings per share	$0.41	$0.32
Diluted earnings per share	$0.39	$0.31

Dividends declared per share	$0.05	$0.05

Weighted average number of common shares outstanding	4,381,610	4,374,186

Weighted average number of common shares outstanding, Including dilutive stock options	4,570,991	4,479,402
Return on average assets	1.52%	1.50%
Dividends per share	$0.05	$0.05